January 18, 2018

Vertical Capital Income Fund

80 Arkay Drive

Hauppauge, NY 11788

Dear Board Members:

A legal opinion (the "Legal Opinion") that we prepared was filed with the Vertical Capital Income Fund Registration Statement (SEC Accession No. 0001580642-15-005877). We hereby give you our consent to incorporate by reference the Legal Opinion into Post-Effective Amendment No. 4 of the presently filed Registration Statement under the Securities Act of 1933 (which is concurrently Amendment No. 10 under the Investment Company Act of 1940) (the "Amendments") and consent to all references to us in the Registration Statement and Amendments.

Very truly yours,

/s/ THOMPSON HINE LLP